Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

Calabasas, CA, May 8, 2014 – Marcus & Millichap, Inc., (the “Company”, “Marcus and Millichap”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for its first quarter ended March 31, 2014.

First Quarter 2014 Highlights

•	Revenue increased 65.2% to $114.6 million compared to the first quarter of the prior year, with real estate brokerage commissions up 71.2%.

•	Sales volume was $6.2 billion representing an increase in volume of $2.0 billion, or 47.6% compared to the first quarter of the prior year.

•	Number of transactions was 1,638 representing an increase of 343 transactions, or 26.5% as compared to the first quarter of the prior year.

•	Average number of investment sales and financing professionals grew from the first quarter of the prior year by 16.5% and 15.2%, respectfully. As of March 31, 2014, the Company had 1,252 investment sales professionals and 75 financing professionals.

•	Net income was $6.8 million, compared to $1.6 million in the first quarter of the prior year. Earnings per common share was $0.17 (Basic and Diluted).

•	Adjusted EBITDA was $13.5 million, compared to $4.1 million in the first quarter of the prior year.

Commenting on the Company’s results, John J. Kerin, Marcus & Millichap’s President and Chief Executive Officer, said, “The Company’s excellent first quarter results are indicative of our ongoing success in focusing on executing our strategic growth plan, and normalization of the real estate market environment. Sales in the first quarter of 2013 were adversely impacted in the aftermath of many transactions being pulled into 2012 in anticipation of the rise in capital gains tax rates.”

Kerin continued, “Our performance during the quarter reflects ongoing strength in our core apartment and retail property types within the private client segment of the market, which includes commercial real estate transactions in the $1 million to $10 million price range. We are also pleased with our progress in growing our presence in the various specialty segments, particularly office, hospitality and seniors housing all of which generated impressive growth during the quarter. Furthermore, our efforts to diversify geographically in the eastern United States are also bearing fruit as sales volume in these regions showed significant growth in the first quarter of 2014.”

First Quarter 2014 Results

Total revenues for the first quarter of 2014 were $114.6 million, compared to $69.4 million for the same period in the prior year, an increase of $45.2 million, or 65.2%. The increase in total revenues is primarily a result of increases in revenues from real estate brokerage commissions. Revenues from real estate brokerage commissions increased to $104.7 million for the three months ended March 31, 2014 from $61.2 million for the same period in the prior year, an increase of $43.6 million or 71.2%. This increase was primarily driven by a combination of an increase in the number of investment sales transactions (37.2%), an increase in the average commission size (24.8%) and an increase in average transaction size (10.0%) during the three months ended March 31, 2014 as compared to the same period in the prior year. Financing fees and other revenues contributed the remaining increase in total revenues.

Total operating expenses for the first quarter of 2014 were $102.5 million, compared to $66.7 million for the same period in the prior year, an increase of $35.8 million, or 53.7%. The increase was primarily driven by cost of services, which increased by $27.2 million during the first quarter, or 65.9% to $68.4 million, compared to the same period in the prior year. Cost of services are mainly variable commissions paid to the Company’s investment sales professionals and compensation-related costs in connection with our financing activities. Cost of services as a percent of total revenues remained stable at 59.7% compared to 59.4% for the same period in the prior year. In addition, selling, general and administrative expense increased by $8.6 million, or 34.9% due primarily to (i) an increase in management performance related compensation driven by the increase in operating results during the first quarter of 2014 as compared to the same period in the prior year; (ii) an increase in salaries and related benefits driven by an increase in headcount in the areas of recruiting, sales force support and corporate in connection with our projected growth and with being a public company; (iii) an increase in legal costs and reserves and (iv) an increase in third party service fees primarily driven by operating as a public company.

Net income for the first quarter of 2014 was $6.8 million or $0.17 per common share (Basic and Diluted) compared to net income of $1.6 million for the same period in the prior year. Adjusted EBITDA for the first quarter of 2014 was $13.5 million compared to adjusted EBITDA of $4.1 million for the same period in the prior year.

Business Outlook

Commenting on the Company’s business outlook, Mr. Kerin said, “Although we’re off to a great start in 2014, we expect the remainder of the year to be more balanced. We expect interest rates, property fundamentals and general economy to remain favorable. Our initiatives to grow market share in our core private client business, our expansion into various specialty segments and adding professionals to our sales force should produce solid results for our clients and shareholders,” he added.

Conference Call Details

Marcus & Millichap will host a conference call today to discuss its results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-4018 ten minutes prior to the scheduled call time. International callers should dial + 1 (201) 689-8471. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Thursday, May 8, 2014 through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Thursday, May 22, 2014 by dialing (877) 870-5176 in the United States and Canada or +1 (858) 384-5517 internationally and entering passcode 13579920.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research, and advisory services. The Company has more than 1,300 investment sales and financial professionals in 76 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 6,608 transactions in 2013, with a sales volume of approximately $24.0 billion. For additional information, please visit www.MarcusMillichap.com.

Forward-Looking Statements

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws, including our business outlook for 2014. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” “well-positioned” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to attract and retain transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate new agents and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 21, 2014.

Investor Relations Contact:

Addo Communications

Lasse Glassen

(424) 238-6249

lasseg@addocommunications.com

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(dollar and share amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues:
Real estate brokerage commissions	$104,748	$61,198
Financing fees	6,100	5,014
Other revenues	3,742	3,158

Total revenues	114,590	69,370
Operating expenses:
Cost of services	68,396	41,221
Selling, general, and administrative expense	33,357	24,732
Depreciation and amortization expense	775	760

Total operating expenses	102,528	66,713

Operating income	12,062	2,657
Other (expense) income, net	(61)	242
Interest expense	(404)	—

Income before provision for income taxes	11,597	2,899
Provision for income taxes	4,815	1,261

Net income	6,782	1,638
Other comprehensive income:
Foreign currency translation gain, net of tax of $30 and $0 for the three months ended March 31, 2014 and 2013, respectively	42	—

Total other comprehensive income	42	—

Comprehensive income	$6,824	$1,638

Earnings per share (1):
Basic	$0.17	—
Diluted	$0.17	—
Weighted average common shares outstanding(1):
Basic	38,847	—
Diluted	38,907	—

(1)	Earnings per share information has not been presented for periods prior to the IPO on October 31, 2013.

MARCUS & MILLICHAP, INC.

KEY METRICS SUMMARY

(Unaudited)

Total sales volume was $6.2 billion for the first quarter of 2014 encompassing 1,638 transactions consisting of $4.4 billion for real estate brokerage (1,181 transactions), $0.6 billion for financing (288 transactions) and $1.2 billion in other transactions, including consulting and advisory services (169 transactions). Key metrics for Real Estate Brokerage and Financing are as follows:

	Three Months Ended March 31,
Real Estate Brokerage Commissions	2014	2013
Average Number of Sales Professionals	1,236	1,061
Average Number of Transactions per Sales Professional	1.0	0.8
Average Commission per Transaction	$88,694	$71,077
Average Transaction Size	$3,746,384	$3,406,706
Total Number of Transactions	1,181	861
Total Sales Volume (in millions)	$4,424	$2,933

	Three Months Ended March 31,
Financing Fees	2014	2013
Average Number of Financing Professionals	76	66
Average Number of Transactions per Financing Professional	3.8	3.5
Average Fee per Transaction	$21,181	$21,517
Average Transaction Size	$2,160,611	$1,943,969
Total Number of Transactions	288	233
Total Dollar Volume (in millions)	$622	$453

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except share amounts)

	March 31, 2014 (Unaudited)	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$83,298	$100,952
Commissions receivable, net of allowance for doubtful accounts of $81 and $99 at March 31, 2014 and December 31, 2013, respectively	3,309	4,115
Employee notes receivable	221	229
Prepaid expenses and other current assets	4,499	5,204
Deferred tax assets, net	7,494	8,663

Total current assets	98,821	119,163
Prepaid rent	4,401	4,999
Investments held in rabbi trust account	4,134	4,067
Property and equipment, net of accumulated depreciation of $19,714 and $19,412 at March 31, 2014 and December 31, 2013, respectively	8,537	8,560
Employee notes receivable	189	189
Deferred tax assets, net	27,040	27,185
Other assets	3,040	3,146

Total assets	$146,162	$167,309

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$8,180	$6,911
Accounts payable and accrued expenses – related party	433	506
Income tax payable	3,296	6,459
Notes payable to former stockholders	891	851
Commissions payable	11,358	25,086
Accrued employee expenses	7,460	16,947

Total current liabilities	31,618	56,760
Deferred compensation and commissions	29,010	32,177
Notes payable to former stockholders	11,464	11,504
Other liabilities	4,032	4,371

Total liabilities	76,124	104,812
Stockholders’ equity:
Preferred stock, $0.0001 par value:	—	—
Authorized shares – 25,000,000; issued and outstanding shares – none at March 31, 2014 and December 31, 2013, respectively
Common Stock $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 36,600,897 at March 31, 2014 and December 31, 2013, respectively	4	4
Additional paid-in capital	71,162	70,445
Stock notes receivable from employees	(13)	(13)
Accumulated deficit	(1,157)	(7,939)
Accumulated other comprehensive income	42	—

Total stockholders’ equity	70,038	62,497

Total liabilities and stockholders’ equity	$146,162	$167,309

MARCUS & MILLICHAP, INC

ADJUSTED EBITDA RECONCILIATION

(Unaudited)

Adjusted EBITDA, which the Company defines as net income before interest income/expense, taxes, depreciation and amortization and stock-based compensation is a non-GAAP financial measure. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes and non-cash stock-based compensation charges. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, is as follows (in thousands):

	Three Months Ended March 31,
	2014	2013
Net income	$6,782	$1,638
Adjustments:
Interest income	(3)	(41)
Interest expense	404	—
Provision for income taxes	4,815	1,261
Depreciation and amortization	775	760
Stock-based compensation	717	436

Adjusted EBITDA	$13,490	$4,054